Exhibit 23.1

                          Goldstein Golub Kessler LLP
                  Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statements on Form S-1 of our report dated April 16, 2004, except for the last paragraph of Note 7(a) as to which the date is May 28, 2004, on the financial statements of ATC Healthcare, Inc. and Subsidiaries as of February 29, 2004 and for the year ended February 29, 2004, which appear in such Prospectus. We also consent to our Firm listed under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
July 8, 2004